Filed pursuant to Rule 433

Registration No. 333-278583

333-278583-01

BLACKROCK FUNDING, INC.

$2,500,000,000 SENIOR UNSECURED NOTE OFFERING

PRICING TERM SHEET

July 17, 2024

$800,000,000 4.600% Notes due 2027

$500,000,000 4.900% Notes due 2035

$1,200,000,000 5.350% Notes due 2055

Issuer:	BlackRock Funding, Inc. (“Issuer”)

Guarantor:	The Notes will be fully and unconditionally guaranteed by BlackRock, Inc. (the “Guarantor”)

Expected Ratings*:	Aa3 (negative) by Moody’s Investors Service, Inc. AA- (stable) by Standard & Poor’s Ratings Services

Trade Date:	July 17, 2024

Settlement Date**:	July 26, 2024 (T+7)

Securities:	4.600% Notes due 2027 (the “2027 Notes”) 4.900% Notes due 2035 (the “2035 Notes”) 5.350% Notes due 2055 (the “2055 Notes”)

Principal Amount:	2027 Notes: $800,000,000 2035 Notes: $500,000,000 2055 Notes: $1,200,000,000

Maturity Date:	2027 Notes: July 26, 2027 2035 Notes: January 8, 2035 2055 Notes: January 8, 2055

Benchmark Treasury:	2027 Notes: 4.375% due July 15, 2027 2035 Notes: 4.375% due May 15, 2034 2055 Notes: 4.250% due February 15, 2054

Benchmark Treasury Price and Yield:	2027 Notes: 100-15+/4.201% 2035 Notes: 101-25+/4.150% 2055 Notes: 98-01/4.369%

Spread to Benchmark Treasury:	2027 Notes: +40 basis points 2035 Notes: +80 basis points 2055 Notes: +100 basis points

Yield to Maturity:	2027 Notes: 4.601% 2035 Notes: 4.950% 2055 Notes: 5.369%

Price to Public:	2027 Notes: 99.997% of the principal amount 2035 Notes: 99.599% of the principal amount 2055 Notes: 99.720% of the principal amount

All-in-Price to Issuer:	2027 Notes: 99.747% of the principal amount 2035 Notes: 99.149% of the principal amount 2055 Notes: 98.970% of the principal amount

Net Proceeds to Issuer before Expenses:	2027 Notes: $797,976,000 2035 Notes: $495,745,000 2055 Notes: $1,187,640,000

Coupon:	2027 Notes: 4.600% 2035 Notes: 4.900% 2055 Notes: 5.350%

Interest Payment Dates:

2027 Notes: Paid semi-annually on January 26 and July 26, commencing on January 26, 2025 (payable following business day, January 27, 2025)

2035 Notes: Paid semi-annually on January 8 and July 8, commencing on January 8, 2025

2055 Notes: Paid semi-annually on January 8 and July 8, commencing on January 8, 2025

Optional Redemption:	Make-whole call at Treasury plus (i) +10 basis points in the case of the 2027 Notes prior to June 26, 2027, (ii) +12.5 basis points in the case of the 2035 Notes prior to October 8, 2034 and (iii) +15 basis points in the case of the 2055 Notes, prior to July 8, 2054; Par call at 100% of principal amount on or after (i) June 26, 2027 for the 2027 Notes, (ii) October 8, 2034 for the 2035 Notes and (iii) July 8, 2054 for the 2055 Notes

CUSIP:	2027 Notes: 09290D AH4 2035 Notes: 09290D AJ0 2055 Notes: 09290D AK7

ISIN:	2027 Notes: US09290DAH44 2035 Notes: US09290DAJ00 2055 Notes: US09290DAK72

Joint Book-Running Managers:

Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

BofA Securities, Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

Co-Managers:

BBVA Securities Inc.

Commerz Markets LLC

ICBC Standard Bank Plc[1]

ING Financial Markets LLC

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Mizuho Securities USA LLC

Natixis Securities Americas LLC

NatWest Markets Securities Inc.

RBC Capital Markets, LLC

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

[1]

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.

Academy Securities, Inc. Cabrera Capital Markets LLC CastleOak Securities, L.P. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before delivery may be required, because the Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes prior to one business day before delivery, you should consult your own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Guarantor have filed with the SEC, including the preliminary prospectus supplement dated July 17, 2024, for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement, when available, if you request it by calling (i) Morgan Stanley & Co. LLC toll-free at (866) 718-1649; (ii) J.P. Morgan Securities LLC collect at (212) 834-4533; (iii) BofA Securities, Inc. toll-free at (800) 294-1322; and (iv) Wells Fargo Securities, LLC toll-free at (800) 645-3751.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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